Exhibit 10.38
AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) dated as of May 19, 2005, is between OTR, an Ohio general partnership (“Seller”) acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio (“STRS Ohio”), and Hines REIT Properties, L.P., a Delaware limited partnership (“Buyer”).
RECITALS:
     A. Seller owns a certain fee simple interest in real estate improved by an office park consisting of multiple buildings comprising approximately 255,263 rentable square feet of space and related parking garages and structures in San Mateo, California, and commonly known as 1900 and 2000 Alameda de Las Pulgas, which property is more fully described in this Agreement.
     B. Seller desires to sell the Property to Buyer, and Buyer desires to acquire the Property from Seller, all upon the terms and subject to the conditions contained in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and for other valuable consideration, receipt of which is hereby acknowledged, Seller and Buyer agree as follows:
AGREEMENT:
     1. AGREEMENT TO BUY AND SELL.
     Seller shall sell and convey to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title, estate, and interest in and to:
     (a) the land described on Schedule 1(a), which is attached to and made a part of this Agreement, together with all easements, privileges, and appurtenant rights belonging or in any way appertaining to the land (collectively, the “Land”);
     (b) all buildings and improvements on the Land, including, without limitation, the building and parking structure described in Recital A above, all gas and electric systems, lighting, heating, ventilating, and air conditioning equipment and systems, elevators, radiators, incinerators, furnaces, hot water heaters, water, sewage, and plumbing systems, fire protection and security systems, and all other fixtures attached to the Land and buildings (collectively, the “Improvements”, and together with the Land, the “Real Property”);
     (c) all furnishings, furniture, equipment, supplies, and other personal property as are owned by Seller and are currently located in, on, or about and are used for the operation, management, administration or repair of the Real Property, including, without limitation, the items described on Schedule 1(c), which is attached to and made a part of this Agreement, and any similar items acquired by Seller and located at the Real Property after the date of this Agreement and prior to the Closing (collectively, the “Personal Property”);
          (d) those leases and tenancies described on Schedule 1 (d), which is attached to and made a part of this Agreement and which sets forth all of the leases and tenancies affecting the Real Property as of the date of this Agreement, and any leases and tenancies affecting the Real Property that are entered into by Seller after the date of this Agreement and prior to the Closing in accordance with the terms of this Agreement (collectively, the “Tenant Leases”), together with any security deposits held by Seller and Seller’s rights under all guaranties, letters of credit or other instruments that guarantee the performance of the obligations of the tenants (or any of them) under the Tenant Leases;
          (e) those contracts described on Schedule 1(e), which is attached to and made a part of this Agreement and which sets forth all of the service and operating agreements affecting the Property as of the date of this Agreement, to the extent assignable, and any other service and operating agreements pertaining to the Property that are entered into by Seller after the date of this Agreement and prior to the Closing in accordance with the terms of this Agreement (collectively, the “Service Contracts”); provided, however, that in no event shall Buyer assume any property management or leasing agreements for the Property; and
          (f) all intangible property owned by Seller and used in connection with the Real Property and Personal Property, including a nonexclusive right to all trademarks and trade names used in connection with the Property (including a nonexclusive right to the name “California Casualty Plaza”), all plans and specifications and other architectural and engineering drawings, if any, in the possession of Seller which were prepared in connection with the construction of the Improvements and all licenses, permits, warranties and guaranties with respect to the Property to the extent assignable (collectively, the “Intangible Property”).
     All of the foregoing assets and properties to be acquired by Buyer pursuant to this Agreement are collectively referred to in this Agreement as the “Property”.
     2. PURCHASE PRICE.
          (a) Subject to the charges and prorations set forth in section 12 of this Agreement, Buyer shall pay to Seller at Closing (as hereinafter defined) the sum of Fifty-Eight Million Five Hundred Thousand and No/100 Dollars (US$58,450,000.00) (the “Purchase Price”) for the purchase of the Property. The Purchase Price shall be payable in cash or other immediately available United States funds. Notwithstanding the foregoing, in the event the Morgan Stanley Lease Condition (as hereinafter defined) is not satisfied prior to the Closing Date (as hereinafter defined), the sum of $450,000.00 (the “Lease Holdback”) shall be withheld from the Purchase Price and deposited into an escrow with the Escrow Agent (as hereinafter defined). The Escrow Agent shall hold and disburse the Lease Holdback pursuant to an escrow agreement (the “Holdback Escrow Agreement”), the form of which shall be agreed by Buyer and Seller prior to the expiration of the Due Diligence Period (as hereinafter defined). The Holdback Escrow Agreement shall provide that the Lease Holdback shall be released (i) to Seller only if the Morgan Stanley Lease Condition is satisfied on or before the date that is 180 days after the Closing Date, or (ii) to Buyer in the event the Morgan Stanley Lease Condition is not satisfied on or before the date that is 180 days after the Closing Date. As used herein, the “Morgan Stanley Lease Condition” shall mean that (x) the lease currently being negotiated with Morgan Stanley (the “Morgan Stanley Lease”) has been fully executed and delivered by all parties thereto, and (y) such lease contains substantially the same terms as those described in the letter dated March 2, 2005, addressed to Mr. Bob Garner of Cornish & Carey Commercial (a copy of which is attached as Schedule 2(a) hereto) (the “Morgan LOI”). After the end of the Due Diligence Period, Buyer shall have the right, but not the obligation, to take over the primary role of negotiating the Morgan Stanley Lease consistent with the Morgan LOI upon notice to Seller, Buyer shall have the right to negotiate directly with the tenant under the Morgan Stanley Lease, provided that, prior to Closing, any change in the material terms of the Morgan Stanley Lease which differs from the terms set forth in the Morgan LOI shall require the prior consent of Seller before Buyer may agree to any such terms. Buyer and Seller agree to cooperate reasonably in the negotiation of the Morgan Stanley Lease.
          (b) Within two (2) business days after the execution and delivery of this Agreement by both parties, Buyer shall deposit the sum of One Million Dollars ($1,000,000.00) (the “Initial Deposit”) with Escrow Agent. If Buyer does not terminate this Agreement prior to the expiration of the Due Diligence Period pursuant to Section 5(b) below, then, not later than one (1) business day after the expiration of the Due Diligence Period, Buyer shall deposit an additional One Million Dollars ($1,000,000.00) (the “Additional Deposit”) with Escrow Agent; the Initial Deposit and, if made, the Additional Deposit (as defined below) and any Extension Deposits (as defined below), together with all interest earned thereon, are referred to collectively in this Agreement as the “Deposit”. If Buyer closes the transaction contemplated by this Agreement, the Deposit shall be applied to the Purchase Price. The Escrow Agent shall hold the Deposit as provided in this Agreement in an interest bearing account at a commercial bank reasonably acceptable to Seller and Buyer, and all interest earned thereon shall become a part of the Deposit for all purposes hereunder.
          (c) In addition to the Deposit, Buyer has delivered to Seller, and Seller has acknowledged receipt of, the sum of One Hundred Dollars ($100.00) (the “Independent Consideration”), as consideration for Buyer’s right to purchase the Property and for Seller’s execution, delivery and performance of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is non-refundable and shall be retained by Seller notwithstanding any other provision of this Agreement.
     3. ESCROW AGENT.
     The Title Company (as hereinafter defined) shall serve as escrow agent for the transaction contemplated in this Agreement (“Escrow Agent”). This Agreement shall serve as escrow instructions, and Escrow Agent has signed this Agreement in the space provided to indicate that Escrow Agent accepts its appointment as the Escrow Agent.

     4. TITLE; SURVEY.
          (a) Buyer acknowledges receipt of a preliminary title report no. NCS-153865- 5M dated as of March 8, 2005 (the “Title Report”) issued by First American Title Insurance Company, 555 Marshall St., Redwood City, CA 94063, Attention: Karen Matsunaga (the “Title Company”) with respect to the Real Property and copies of the underlying documents for each of the exceptions to coverage identified in the Title Report.
          (b) Within two (2) business days after execution and delivery of this Agreement by both parties, Seller shall deliver to Buyer copies of the most recent existing ALTA survey of the Real Property in Seller’s possession. If Buyer desires an updated survey of the Real Property (the “Updated Survey”), Buyer shall cause to be prepared the Updated Survey, at Buyer’s sole cost. Buyer shall provide such surveyor with a copy of the Title Report to aid in preparing the Survey. Buyer shall have the Updated Survey completed, and a copy delivered to Seller and to the Title Company, no later than three (3) days prior to the expiration of the Due Diligence Period (as hereinafter defined). If Buyer does not obtain and deliver the Updated Survey as provided above, then any reference in this Agreement to “Updated Survey” shall be ignored as if no Updated Survey was contemplated.
          (c) On or before 5:00 p.m. (PST) on the day which is five (5) days prior to the expiration of the Due Diligence Period, Buyer shall deliver to Seller written notice that Buyer either:
               (i) approves and accepts Seller’s title as it appears in the Title Report and on the Updated Survey, or
               (ii) objects to any matters set forth in the Title Report or on the Updated Survey, which matters shall be described in Buyer’s notice of objection with sufficient particularity to allow Seller to identify them.
     If Buyer fails to deliver notice as provided in this subsection, then except as provided below, Buyer shall be deemed to have approved and accepted title to the Property as shown in the Title Report and on the Updated Survey (if any), and all such matters shown in the Title Report and on the Updated Survey (if any) shall be considered “Permitted Exceptions”.
          (d) Except as provided below, any matters set forth in the Title Report or on the Updated Survey to which Buyer does not object as provided in the previous subsection shall be considered “Permitted Exceptions.” In addition, the following matters set forth in the Title Report or on the Updated Survey shall be deemed to be Permitted Exceptions: (i) those created by or to be assumed by Buyer pursuant to the express terms of this Agreement; (ii) zoning ordinances or other matters of local law; and (iii) general and special real estate taxes and assessments that are a lien on the date of Closing, but are not yet due and payable.
          (e) If Buyer notifies Seller that the condition of title as shown in the Title Report and on the Survey is unacceptable, then Seller shall have thirty (30) days during which it may attempt to cure such defects. Notwithstanding the foregoing, Seller shall have no affirmative obligation under this Agreement to expend any funds or incur any liabilities to cause any title exceptions to be removed from the Title Report or insured over, except that Seller shall pay or discharge any lien or encumbrance arising after the date hereof and voluntarily created or assumed by Seller and not created by or resulting from the acts of Buyer or other parties not related to Seller. Subject to Buyer’s approval, which shall not be unreasonably withheld, conditioned or delayed, Seller shall have the right to cure any defect by causing the Title Company to insure over it at no cost or expense to Buyer. If said thirty (30) day period extends beyond the Closing Date (as hereinafter defined), the Closing Date shall be postponed to permit Seller a reasonable time within which to effect a cure of such defects. If Seller fails to cure such defects, then Buyer may elect either to terminate this Agreement or Buyer may accept such title as Seller is able to convey, without reduction in the Purchase Price. If Buyer elects to terminate this Agreement, Buyer shall deliver to Seller written notice of its decision to terminate this Agreement within five (5) days after the end of Seller’s thirty (30) day cure period, whereupon all documents and funds (including, without limitation, the Deposit), except the Independent Consideration, previously deposited into escrow shall be returned to the party so depositing same and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. If Buyer does not elect to terminate this Agreement within said five (5) day period, then Buyer shall be deemed to have waived such termination right and to have elected to accept such title as Seller is able to convey, without reduction in the Purchase Price.
     5. BUYER’S DUE DILIGENCE.
          (a) Buyer shall have until 5:00 p.m. (PST) on May 23, 2005 (the “Due Diligence Period”) to make such inquiries and review such documents regarding the market conditions, the financial and physical condition of the Property, environmental matters, zoning, governmental compliance, financing and such other inquiries and documents as Buyer deems appropriate. Buyer shall have reasonable access to the Property for the purpose of making, at Buyer’s sole cost and expense, surveys, soil tests, inspections and other investigations and tenant interviews upon at least twenty-four (24) hours prior notice to Seller (which notice may be by telephone); provided, however, that (a) except as provided below, Buyer shall permit representatives of Seller to be present during any and all such surveys, tests, inspections and investigations, (b) without obtaining Seller’s prior written consent, which may be withheld in Seller’s reasonable discretion, (i) Buyer shall only conduct visual inspections, and (ii) Buyer shall not make excavations or test borings, drill wells, or engage in any activities in, on or around the Property that damage the Property (provided, however, that nothing herein shall prohibit Buyer or any of its engineers or contractors from performing non-invasive activities such as a Phase I environmental assessment or report, testing for mold, moisture-related conditions, asbestos and asbestos containing materials, seismic evaluations, air quality tests or any similar test which does not result in any material damage to the Property) and (c) Buyer’s investigation of the Property shall be subject to the rights of existing tenants. Buyer’s right of entry onto the Property shall be for the limited purpose of performing such surveys, tests, inspections and investigations, and tenant interviews and Buyer shall have no right to use the Property for any other purpose until after the Closing. Buyer shall conduct such surveys, tests, inspections and investigations in a manner not unreasonably disruptive to tenants or to the operation of the Property. Notwithstanding anything to the contrary contained herein, Seller shall request of California Casualty Management Company that Buyer have the opportunity to conduct one or more interviews and other meetings with representatives of California Casualty Management Company without any representatives or agents of Seller being present, provided that Seller shall not be in default of this Agreement if California Casualty Management Company refuses to agree, and provided further that Seller shall not be required to make any indemnity, representation or further assurance to California Casualty Management Company in order to cause that tenant to agree to meet with Seller. Seller shall also make available for inspection by Buyer copies of the documents and other materials that the property manager currently maintains in its possession or are otherwise reasonably available to Seller or Seller’s property manager, Seagate Properties, Inc. (“Seagate”), including, without limitation, the documents and other materials listed on Schedule 5(a) (collectively, the “Due Diligence Documents”). For the purposes of this Agreement, any item in the possession of or control of Seagate relating to the Property and in the property management office at the Property or at Seagate’s corporate office shall be deemed to be under the possession and control of Seller. Notwithstanding any provision hereof to the contrary, Buyer shall not have the right to review or copy any Excluded Documents. “Excluded Documents” are documents involving Seller’s financing or refinancing of the Property, any purchase or escrow agreements, any correspondence pertaining to Seller’s acquisition of the Property, any documents pertaining to the potential acquisition of the Property by any past or prospective purchaser (excluding any due diligence investigation reports, if any, received by Seller from any such prospective purchaser), appraisals of the Property, internal budgets, internal financial projections, analyses, documents or provisions of documents which are subject to confidentiality covenants, and any other internal or confidential, privileged or proprietary documents or communications. Before entering the Property, Buyer shall obtain and furnish to Seller a certificate of insurance showing that Buyer maintains commercial general liability insurance with a reputable insurer licensed in the state in which the Property is located, with a Best’s rating of A10 or better, providing minimum limits of liability of One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate, with an umbrella excess liability policy in minimum amount of Five Million Dollars ($5,000,000) per occurrence bodily injury/ property and Five Million Dollars ($5,000,000) aggregate damage/occurrence, naming Seller as an additional insured. Such certificate shall expressly provide that such insurance may not be canceled or reduced in scope or coverage without at least thirty (30) days’ prior written notice to Seller.
          (b) On or before the expiration of the Due Diligence Period, Buyer shall have the right, in Buyer’s sole and absolute discretion, to terminate this Agreement, by delivering to Seller written notice of its decision to terminate this Agreement. If Buyer elects to terminate this Agreement, all documents and funds (including, without limitation, the Deposit), except the Independent Consideration, previously deposited into escrow shall be returned to the party so depositing same and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. If Buyer does not elect to terminate this Agreement on or before the expiration of the Due Diligence Period, then Buyer shall be deemed to have waived such termination right under this Section 5(b).
          (c) Buyer shall (i) indemnify, defend and hold Seller harmless from and against any and all liability, claims, demands, damages or expenses of any kind, including reasonable attorneys’ fees, directly or indirectly caused by Buyer’s entry upon or activities at the Property or the making of such tests and investigations, and (ii) restore the Property as nearly as practicable to the condition existing immediately prior to the performance of such tests and investigations. Notwithstanding the foregoing, Buyer’s indemnification obligations hereunder shall expressly exclude consequential or punitive damages, and Buyer shall have no liability arising out of the discovery of any liabilities, conditions or other matters at the Property which

Buyer did not cause, contribute to or exacerbate. This subsection 5(c) shall have survive the termination of, or the closing of the transactions contemplated by, this Agreement.
          (d) If the Closing does not take place for any reason whatsoever, Buyer shall not, directly or indirectly, disclose to any person or party or use in any manner any information of Seller acquired by Buyer with respect to Seller or the Property, except as may be required by law or as may be necessary to comply with any applicable federal or state securities laws, rules, or regulations or in connection with filings made with the Securities and Exchange Commission, the New York Stock Exchange or any similar agency or body; provided, however, the foregoing shall not prohibit Buyer, its affiliates or any entity advised by its affiliates, from disclosing (i) any such information if required by subpoena or other legal action in connection with any agency, administrative, regulatory or other similar filing, report or disclosure by any such parties, (ii) as may be necessary in connection with any court action or proceeding with respect to this Agreement provided the Buyer provides Seller with prompt written notice of such request so that Seller may seek an appropriate protective order and/or waive Buyer’s compliance, or (iii) any information published as public knowledge or which is generally available in the public domain. Upon termination of this Agreement for any reason other than Closing, Buyer shall return to Seller any and all documents, information and property of Seller in Buyer’s possession and shall also deliver to Seller copies of all surveys and third-party reports prepared for the benefit of Buyer in connection with the Property, without representation, warranty or liability of any kind. This subsection 5(d) shall survive the termination of this Agreement.
     6. ESTOPPEL CERTIFICATES AND SNDAS.
     As a condition to Closing, Seller shall obtain and deliver to Buyer Acceptable Estoppel Certificates (as hereinafter defined) from (i) all Major Tenants (as hereinafter defined), and (ii) from a sufficient number of non-Major Tenant’s such that, when considered with the estoppel certificates received from Major Tenants, Buyer shall have received Acceptable Estoppel Certificates from tenants occupying 82% of the leased area of the Property (the Acceptable Estoppel Certificates described in clauses (i) and (ii), the “Required Estoppel Certificates”); provided, however, Seller shall request Acceptable Estoppel Certificates from all tenants of the Property. Seller shall use commercially reasonable efforts to obtain and deliver the Required Acceptable Estoppel Certificates to Buyer prior to the expiration of the Due Diligence Period, and shall deliver to Buyer a copy of each executed Required Estoppel Certificate and any other estoppel certificate that Seller obtains not later than one (1) business days after receipt thereof. Seller shall have no obligation to update any such estoppel certificate prior to Closing. In order to facilitate the timely receipt of Acceptable Estoppel Certificates, (x) Seller shall prepare drafts of the estoppel certificates, utilizing the form attached as Schedule 6A, for all tenants except California Casualty Management Company, for which Seller shall use the form attached as Schedule 6B (either form, as applicable, the “Approved Estoppel Form”) with the requisite information completed for the applicable tenant, and submit such drafts to Buyer for its review promptly upon execution of this Agreement, (y) Buyer shall either approve or request changes to such drafts within three (3) business days after Buyer’s receipt thereof, and (z) provided Buyer shall have approved the applicable estoppel certificate(s), Seller shall submit the same to the tenants of the Property promptly. As used herein, the term “Major Tenants” shall mean California Casualty Management Company, Mark Logic and CFN.

     For purposes hereof, the term “Acceptable Estoppel Certificate “ shall mean either (i) an estoppel certificate in the form of the Approved Estoppel Form; (ii) an estoppel certificate in the form the Approved Estoppel Form with such deletions or changes thereto made by the tenant so long as such estoppel certificate contains, at a minimum, the matters which such tenant is required to address in an estoppel certificate as required by such tenant’s Tenant Lease; (iii) an estoppel certificate in the form required by such tenant’s Tenant Lease (provided Seller first requests such tenant to provide an estoppel certificate in the form of the Approved Estoppel Form); or (iv) with respect to California Casualty Management Company, an estoppel certificate on the Approved Estoppel Form set forth on Schedule 6B; provided, however, notwithstanding the foregoing, (i) an estoppel certificate shall be deemed an Acceptable Estoppel Certificate only to the extent that such estoppel certificate does not reveal any material adverse matters, and (ii) the tenant estoppel certificate from California Casualty Management Company shall not be acceptable unless it is in the form described in subsection (iv) above, and is in compliance with the terms and provisions of California Casualty Management Company’s Tenant Lease.
     Additionally, Seller shall submit to the tenants of the Property such subordination, non-disturbance and attornment agreements as may be requested by Buyer or Buyer’s lender; provided, however, Buyer’s receipt of such subordination, non-disturbance and attornment agreements shall not constitute a condition to Closing.
     7. OPERATION OF THE PROPERTY PRIOR TO CLOSING.
          (a) From the date of this Agreement to the Closing Date, Seller shall:
               (i) continue to maintain and operate the Property in accordance with Seller’s past practices;
               (ii) maintain and keep in full force and effect insurance on the Property in amounts currently in effect; and
               (iii) comply with the terms and provisions of all existing Tenant Leases and Service Contracts in all material respects;
               (iv) deliver written notice to Buyer of any defaults under the Tenant Leases which are known (or become known) to Seller;
               (v) deliver to Buyer any written notice received by Seller relating to the Property from any governmental authority, insurance carrier or tenant;
               (vi) not make any material alterations to the Property without the prior written consent of Buyer other than as required under the Tenant Leases or by law (and, in the event any such alterations are so required, Seller shall promptly notify Buyer prior to the commencement thereof);
               (vii) not enter into any contract or agreement regarding the sale, financing or other disposition of all or any part of, or any interest in, the Property or authorize any broker, agent or other party to do so on its behalf;

               (viii) not sell, assign, or convey any right, title or interest whatsoever in or to the Property, or create or permit to exist any lien, encumbrance, or charge thereon (other than the Permitted Exceptions);
               (ix) update all documents delivered, or made available, to Buyer pursuant to this Agreement from time to time, as appropriate and provide Buyer with copies of such updates; and
               (x) not knowingly take or omit to take any action that would have the effect of violating any of the representations, warranties, covenants, and agreements of Seller contained in this Agreement.
          (b) During the period between the date of execution of this Agreement and the end of the Due Diligence Period, Seller will not enter into any new Tenant Lease or occupancy agreement affecting the Property (collectively, “New Lease”), or modify or amend in any material respect, or terminate, any of the existing Tenant Leases, without Buyer’s prior written consent in each instance, which consent shall not be unreasonably withheld. After the end of the Due Diligence Period, Seller shall not enter into any New Lease, or modify or amend in any material respect, or terminate, any of the existing Tenant Leases, without the prior written consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion. Buyer shall advise Seller, in writing, whether Buyer approves or disapproves any proposed New Lease or any such proposed modification, amendment or termination, within one (1) business day after Buyer’s receipt of Seller’s written request therefor, each of which requests shall be accompanied by (i) a term sheet describing the material terms of the proposed transaction, and (ii) appropriate financial information on the applicable tenant and such other information as Buyer may reasonably require. If Buyer fails to notify Seller within such one (1) business day period, Buyer shall be deemed to have disapproved the proposed transaction. Notwithstanding the foregoing, prior to executing any such New Lease or any modification, amendment or termination of any existing Lease, Seller shall provide Buyer with copies of the execution versions thereof, and in the event such New Lease, modification, amendment or termination varies in any material respect from the terms identified in the term sheet previously provided to and approved by Buyer, Buyer shall again have the right to approve such New Lease, modification, amendment or termination and shall advise Seller, in writing, of Buyer approval or disapproval, within three (3) business day after Buyer’s receipt of such execution versions thereof.
          (c) If Buyer timely disapproves of any proposed New Lease or any proposed modification, amendment or termination of an existing Tenant Lease, (x) prior to the expiration of the Due Diligence Period, Seller may nevertheless enter into such transaction (provided, however, Buyer shall have no responsibility or liability for any free rent, tenant improvement allowances, brokerage commissions or other costs and expenses arising out of or in connection therewith, and Seller shall be solely liable therefor), or (y) after the expiration of the Due Diligence Period, Seller shall not enter into such New Lease. As of Closing, Buyer shall assume and be responsible for (and to the extent previously paid by Seller, reimburse Seller on the date of Closing for) any and all tenant improvement allowances, brokerage commissions and out-of- pocket costs and expenses actually paid or incurred by Seller arising out of or in connection with only those New Leases approved (or deemed approved) by Buyer and entered into by Seller pursuant to the foregoing provisions of subsection 7(b) and this subsection (c). Seller shall pay or provide an appropriate credit to Buyer at Closing for all other free rent, tenant improvement allowances, brokerage commissions and out-of-pocket costs and expenses (i) arising under New Leases or modification or amendments of existing Tenant Leases not approved by Buyer as provided in clause (x) above, and (ii) which are due and payable under any Tenant Leases existing as of the date hereof.
          (d) After the date hereof, Seller shall not, without Buyer’s prior consent in each instance (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any new Service Contracts affecting the Property, except for agreements which are terminable on or prior to Closing, which agreements shall be terminated by Seller on or before Closing. Buyer shall advise Seller in writing whether Buyer approves or disapproves any such new agreements, modifications or terminations requiring its approval within three (3) business days after Buyer’s receipt of the proposed document. If Buyer fails to notify Seller within such period, Buyer shall be deemed to have approved the proposed document. All new Service Contracts approved or deemed approved by Buyer under this subsection (d), as well as any existing Service Contract which Buyer does not elect to have Seller terminate at Closing as hereinafter provided, shall be assigned to and assumed by Buyer upon Closing pursuant to the Assignment of Service Contracts and Intangible Property (as hereinafter defined). On or prior to the last day of the Due Diligence Period, Buyer shall advise Seller in writing of any existing Service Contracts which Buyer requires Seller to terminate at Closing, and Seller shall terminate all such designated Service Contracts effective as of the Closing Date, and all termination fees or other expenses required in connection therewith shall be paid by Seller at or prior to Closing.
     8. REPRESENTATIONS AND WARRANTIES.
          (a) Seller represents and warrants to Buyer as follows:
               (i) Seller is and will be on the Closing Date a general partnership duly organized and validly existing under the laws of the State of Ohio, and qualified to do business in the State of California, and Seller has and will have on the Closing Date all necessary power and authority to: (A) carry on the business for which it has been organized; (B) own and operate the Property; and (C) enter into and perform Seller’s obligations under this Agreement.
               (ii) Seller has taken all actions required to be taken under the laws of the State of Ohio and under Seller’s partnership agreement to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated in this Agreement.
               (iii) Neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute a violation of, be in conflict with, or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Seller’s partnership agreement or any other agreement, lease, or other instrument to which the Property is bound.
               (iv) Seller has no employees performing services at the Property.
               (v) To Seller’s knowledge, except as disclosed on Schedule 8(a)(v), which is attached to and made a part of this Agreement (as such Schedule may be updated in writing by Seller prior to the Closing, subject to the terms of the last paragraph of this subsection 8(a)), no litigation, proceeding, or action is pending or threatened against or relating to the Property or Seller.
               (vi) No condemnation proceeding is pending or threatened against or, to Seller’s knowledge, relating to the Property.
               (vii) As of the Closing, except for the Tenant Leases and the Service Contracts assumed (or deemed assumed) by Buyer in accordance with this Agreement, there will not be any outstanding contracts for any improvements to the Property or any other contracts affecting or in any way relating to the Property, including any construction, management, leasing or listing agreements, or any other written or oral agreements with adjacent or nearby property owners or lessees, or other third parties, which will be binding on Buyer.
               (viii) To Seller’s actual knowledge, the rent roll attached hereto as Schedule 8(a)(viii) is a true copy of such rent roll for the Property prepared by Seller’s property manager, Seagate Properties, Inc., as of the date set forth thereon in the ordinary course of business; however, such rent roll is not certified and constitutes only the working rent roll utilized by Seagate Properties, Inc. in the ordinary course of its business in operating the Property as of the date set forth thereon. Any item in the possession of Seagate Properties, Inc. shall be deemed to be under the control of Seller.
               (ix) As to the Tenant Leases,
                    (1) complete, true, and correct copies of all Tenant Leases disclosed on Schedule l(d), including all modifications and amendments thereof or thereto have been delivered to Buyer or have been made available to Buyer in the office of Seller’s property manager;
                    (2) except as disclosed on Schedule 8(a)(ix)(2), which is attached to and made a part of this Agreement (as such Schedule may be updated in writing by Seller prior to the Closing, subject to the terms of the last paragraph of this subsection 8(a)), to Seller’s knowledge, neither Seller nor any tenant under any Tenant Lease is in default under any Tenant Lease, and no condition exists nor has any event occurred that by notice, the passage of time, or otherwise, would constitute an event of default under any Tenant Lease; and
                    (3) to Seller’s knowledge, the rents and other charges set forth on the Rent Roll are the actual rents and other charges presently being collected by Seller under the Tenant Leases for the calendar months immediately preceding the date of this Agreement, no tenant is entitled to any free rent, concessions, improvement or refurbishment allowances, rebates or refunds, except as set forth on the Rent Roll or in any Tenant Lease; and except as set forth on the Rent Roll or in any Tenant Lease, no tenant has prepaid any rents or other charges for more than one (1) month in advance.

               (x) As to the Service Contracts,
                    (1) complete, true, and correct copies of all written Service Contracts disclosed on Schedule l(e), including all modifications and amendments thereof or thereto, have been delivered to Buyer; and
                    (2) except as disclosed on Schedule 8(a)(x)(2) which is attached to and made a part of this Agreement (as such Schedule may be updated in writing by Seller prior to the Closing, subject to the terms of the last paragraph of this subsection 8(a)), to Seller’s knowledge, neither Seller nor any other party under any Service Contract is in default under any Service Contract, and no condition exists nor has any event occurred that by notice, the passage of time, or otherwise, would constitute an event of default under any Service Contract.
               (xi) Seller has received no notice from a public authority that there are contemplated improvements to or adjoining the Real Property by public authority, the cost of which are to be assessed as special taxes against the Real Property.
               (xii) The environmental reports made available to Buyer in connection with this Agreement as set forth in Section 5(a) above are complete copies of all of the environmental reports regarding the presence of Hazardous Substances (as defined in Section 16(f) below) in connection with the Property in Seller’s possession or under Seller’s control.
               (xiii) Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would adversely affect the insurability of the Property or cause any increase in the premiums for insurance for the Property.
               (xiv) There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof other than as disclosed in Schedule 8(a)(xv) attached hereto. All leasing commissions, brokerage fees and property management fees due and payable under the agreements disclosed on such Schedule have been or shall be paid by Seller in full.
               (xv) Neither Seller nor any partner or other constituent of Seller has filed for bankruptcy, is subject to an involuntary bankruptcy proceeding, or has been adjudicated bankrupt, admitted in writing its inability to pay its debts as they become due or had a receiver appointed for any of its assets. Seller has not commenced any dissolution proceedings.
               (xvi) Seller has not received any written notices from any governmental agency, authority, board or any tenant regarding the failure of any portion of the Property to comply with any codes, ordinances, statutes or other laws applicable to the Property, including without limitation any applicable environmental law, and to Seller’s knowledge, there exists no proceeding, investigation or inquiry regarding any alleged violation.
               (xvii) Seller does not hold “plan assets” as defined in regulations at 29 C.F.R. Section 25610.3-101, of any “plan” within the meaning of Section 3(3) of the Employee

Retirement Income Security Act of 1974, as amended, or Section 4975(e) of the Internal Revenue Code of 1986, as amended.
     If at any time before the Closing Seller or Buyer discovers facts, or facts arise, that make one or more of the representations and warranties made by Seller in this subsection 8(a) materially inaccurate, Seller or Buyer (as the case may be) shall immediately notify the other in writing of such facts (in the case of a discovery by Seller, such notification may be in the form of providing an update to any applicable Schedule referenced above in this subsection 8(a)). Thereafter, Seller may elect to correct the representation and warranty and to cure the matter referred to so that its representations and warranties are no longer materially inaccurate, or may decline to do so. If Seller declines to cure such matter or if such cure is not completed to Buyer’s reasonable satisfaction by Closing, Buyer may, at its option, (i) proceed to purchase the Property pursuant to this Agreement, in which case Buyer’s objection to the inaccuracy of Seller’s representations and warranties shall be deemed waived by Buyer, or (ii) terminate this Agreement and, if such inaccuracy is in any of the representations and warranties made by Seller in subsections 8(a)(i), (a)(ii) or (a)(iii) and is attributable to events or circumstances that existed prior to the execution of this Agreement or to acts or omissions of Seller between the date of this Agreement and the Closing, be entitled to the remedies provided in Section 15(a). Additionally, if Buyer elects to terminate this Agreement, all documents and funds (including, without limitation, the Deposit), except the Independent Consideration, previously deposited into escrow shall be returned to the party so depositing same and neither party shall have any further liability to the other hereunder, except as otherwise provided herein.
     When the phrase “to Seller’s knowledge” or similar phrase is used, it shall mean the current actual, as distinguished from implied, imputed or constructive, knowledge of Julia Viskanta, who is the employee of Seller with day-to-day responsibility for the Property, without any obligation to make any independent inquiry or investigation whatsoever, except for a duty to inquire of Sue McCullough, the on-site property manager who is an employee of Seagate Properties, Inc., and with respect to Section 8(a)(xiii), of Seller’s risk management department. Nothing in this Agreement, under any circumstance whatsoever, shall be deemed to create or impose any personal liability of any kind whatsoever on Julia Viskanta, Sue McCullough, or any other employee of Seller. The representations and warranties of Seller set forth in this section 8(a) shall survive for the period of six (6) months after the Closing and thereafter shall be of no further force or effect.
          (b) Buyer represents and warrants to Seller as follows:
               (i) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer has and will have on the Closing Date all necessary power and authority to: (A) carry on the business for which it has been organized; (B) own and operate the Property; and (C) enter into and perform Buyer’s obligations under this Agreement.
               (ii) Buyer has taken all actions required to be taken under the laws of the State of Delaware and under Buyer’s partnership agreement to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated in this Agreement.

               (iii) Neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute a violation of, be in conflict with, or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Buyer’s partnership agreement or any other agreement or other instrument to which Buyer is bound.
               (iv) Buyer is not controlled by, a person who during the preceding three (3) years was employed by, an officer of, or a board member of STRS Ohio, and no employee of Buyer who holds a fiduciary, administrative, supervisory, or trust position, or any other position in which such person would be involved on behalf of Buyer in decisions or recommendations pertaining to the Property, is a person who during the preceding three (3) years was employed by, an officer of, or a board member of STRS Ohio.
     9. CONDITIONS PRECEDENT TO CLOSING.
          (a) Buyer’s obligations under this Agreement are expressly conditioned upon completion or satisfaction of the following conditions:
               (i) The Title Company shall, at Closing, be ready, willing and able to issue to Buyer an ALTA extended coverage (Form 1970-10/17/70)) owner’s policy of title insurance for the Property in an amount equal to the Purchase Price insuring fee simple title to the Property in Buyer, subject only to the Permitted Exceptions (and, if Buyer did not deliver an Updated Survey to Seller and the Title Company at least three (3) days prior to the expiration of the Due Diligence Period, an exception for such matters as would be shown on an accurate survey of the Property) and containing such endorsements as the Title Company shall have committed to issue as of the end of the Due Diligence Period (said commitment to be evidenced by a pro forma policy containing such endorsements provided to Seller) (the “Policy”);
               (ii) Seller shall have deposited with the Escrow Agent all documents required of Seller to be delivered into Escrow hereunder;
               (iii) The representations and warranties of Seller contained in subsection 8(a) of this Agreement shall be true and correct in all material respects as of the Closing Date;
               (iv) Seller shall have performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement;
               (v) Originals of all Required Estoppel Certificates shall have been delivered to Buyer; and
               (vi) No material adverse change shall occur with respect to the Property or any Major Tenant from the expiration of the Due Diligence Period through the Closing Date.
          (b) Seller’s obligations to perform hereunder are expressly contingent and conditional upon the satisfaction of the following conditions:

               (i) Buyer shall have deposited or have caused to be deposited with the Escrow Agent all documents and funds required of Buyer to be deposited into Escrow hereunder; and
               (ii) The representations and warranties of Buyer contained in subsection 8(b) of this Agreement shall be true and correct in all material respects as of the Closing Date.
          (c) The parties acknowledge that the conditions precedent set forth in subsection (a) above are for the benefit of Buyer and that the conditions precedent set forth in subsection (b) above are for the benefit of Seller. Unless otherwise specifically set forth herein, the date by which the conditions precedent must be satisfied shall be the Closing Date. If any of the conditions precedent set forth in subsection (a) or subsection (b) above are not satisfied on or before the date by which they are required to be satisfied, the party for whose benefit the condition precedent exists shall have the right to terminate this Agreement by written notice of termination given to the other party within ten (10) days after the date by which the condition must be satisfied. If such notice of termination is given, all documents and funds, except the Independent Consideration, previously deposited into escrow shall be returned to the party so depositing same, except if the events described in subsections 9(b)(i) and 9(b)(ii) are not satisfied, the Deposit shall be transferred to Seller and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. Notwithstanding the foregoing, a party for whose benefit the condition precedent exists shall have the right to waive satisfaction thereof, in which event this Agreement shall proceed to Closing as otherwise provided herein. Unless notice of failure to satisfy conditions precedent is given as above provided, all conditions precedent shall be deemed satisfied.
     10. RISK OF LOSS.
          (a) If any part of the Property is damaged or destroyed by fire or any other cause (“Damage”) or subject to a pending, threatened, or completed taking by condemnation or eminent domain, or a proposed conveyance under threat of either (“Taking”), Seller shall promptly notify Buyer of the same.
          (b) If the extent of the Damage is in excess of One Million Dollars ($1,000,000.00), as set forth in an estimate (the “Estimate”) made by a contractor selected by Seller and approved by Buyer, said approval not to be unreasonably withheld, conditioned or delayed, or if the Taking materially adversely affects the operation of the Property as it existed prior to the Taking, then Buyer may terminate this Agreement by giving written notice of such termination to Seller within ten (10) days after Seller delivers to Buyer a copy of the Estimate or notice of the Taking, as applicable. If the extent of the Damage is less than or equal to One Million Dollars ($1,000,000.00) as set forth in the Estimate, and the Damage is not fully covered by Seller’s insurance, then Buyer may terminate this Agreement by giving written notice of such termination to Seller within said ten (10) day period unless Seller either repairs the Damage prior to the Closing or agrees to credit against the Purchase Price the estimated cost of such Damage less the cost of any repairs performed by Seller prior to the Closing (the “Uninsured Damage Credit”). If Buyer terminates this Agreement pursuant to this subsection 10(b), all documents and funds, except the Independent Consideration, previously deposited into escrow shall be returned to the party so depositing same and neither party shall have any further liability to the other hereunder, except as otherwise provided herein.
          (c) If this Agreement is not terminated pursuant to subsection 10(b) above, Seller may elect to either (i) repair and restore the Property in a good and workmanlike manner or (ii) at Closing assign to Buyer Seller’s rights to the proceeds of any compensation or insurance (including rental value or business interruption insurance to the extent allocable to any period of time after the Closing) payable on account of such Taking or Damage, and in the case of Damage Buyer shall receive a credit against the Purchase Price in an amount equal to (i) the deductible applicable to any Damage covered by Seller’s insurance plus (ii) the Uninsured Damage Credit, if any, agreed to by Seller pursuant to subsection 10(b) above. In the case of any Taking, Seller shall assign to Buyer at Closing all right, title and interest of Seller in and to any awards or other payments made or to be made in connection therewith (or in connection with any deeds-in-lieu or other conveyances with respect thereto).
     11. CLOSING.
     The term “Closing” as used in this Agreement shall mean the consummation of the transaction contemplated under this Agreement, which shall occur on June 2, 2005 (the “Closing Date”) (provided, however, that if the Closing Date as so determined is the day after a non-business day, then the Closing Date shall be postponed to the next succeeding business day) in the offices of the Escrow Agent. Buyer shall have the right to extend the Closing Date up to June 28, 2005 (in one extension of 18 business days or one or two extensions of 9 business days each) by depositing with the Escrow Agent for each business day of such extension an additional $100,000 (each such deposit, the “Extension Deposit”), which Extension Deposit shall be added to and become a part of the Deposit for all purposes under this Agreement. If Buyer elects the 18 business day extension option, the entire Extension Deposit (i.e., $1,800,000) shall be deposited with the Escrow Agent on June 2, 2005. If, however, Buyer elects to exercise the 9 business day extension option(s), an Extension Deposit of $900,000 shall be deposited with the Escrow Agent on June 2, 2005 and, unless the Closing occurs on or before June 15, 2005, an additional Extension Deposit of $900,000 shall be deposited with the Escrow Agent on such date. The Closing shall be deemed to have occurred when the Deed (as defined below) is recorded. On the Closing Date, Escrow Agent shall file for record the Deed and such other instruments as Buyer may require to be recorded or as may be necessary to allow the Title Company to issue the Policy. Subject to the rights of Tenants, Seller shall deliver possession of the Property to Buyer at Closing.
     12. PRORATIONS AND CHARGES.
          (a) Each of Seller and Buyer shall receive its pro rata share of income and shall be responsible for its pro rata share of expenses for 2005 (each party’s pro rata share is to be determined based on the number of days during 2005 which it owned the Property). At Closing, Buyer and Seller shall prorate as of the Closing Date those items of income and expense that are capable of an exact determination. For those items of income and expense that are incapable of an exact determination as of the Closing Date, Buyer and Seller shall make a good faith estimate of the closing prorations using the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense, except that any percentage rent payable under the Tenant Leases for 2005 shall not be prorated at the Closing. At least five (5) business days prior to the Closing Date, Buyer shall provide Seller with notice of the Closing Date (taking into account any anticipated extensions of the Closing Date pursuant to Section 11 hereof). At least three (3) business days prior to the Closing Date, provided Buyer has delivered notice of the Closing Date, as provided in the immediately preceding sentence, Seller shall deliver to Buyer an initial draft of a proration statement setting forth Seller’s good faith estimates of all items of income and expense to be prorated hereunder. General real estate taxes and assessments that are not yet due and payable shall be apportioned using the rates and valuation shown on the latest available tax bill. Subject to subsections 12(a)(i) through (iii) below, Buyer and Seller shall use their best efforts to obtain an exact determination of the remaining items of income and expense within one hundred twenty (120) days after the Closing Date and on or before such date Buyer shall deliver a report to Seller, indicating which estimated closing items have been determined, together with such documentation enabling Buyer to make such exact determination and the amount either owed by, or owed to, Seller. Seller shall have ten (10) days to review such report and indicate its approval of such determinations. If Seller fails to object to such report within such 10 day period, then Seller shall be deemed to have approved such report. After approval or deemed approval of such report or after receipt of the actual bill for real estate taxes, Buyer shall promptly pay to Seller any amounts owed to Seller, or if Seller owes Buyer money, Seller shall promptly pay the amount so owed to Buyer, in each case subject to subsections 12(a)(i) through (iii) below. This Section 12 shall survive the Closing and the recording of the Deed and shall not be merged thereby. For purposes of computing any prorations required under this section, the Closing Date shall be a day of income and expense to Buyer unless the Closing Date occurs on the last day of a month, in which event the Closing Date shall be a day of income and expense to Seller. Attached as Schedule 12(a) hereto is a true and correct listing of all outstanding tenant improvement allowances and leasing commission obligations under the existing Tenant Leases.
               (i) Percentage rent payable under any of the Tenant Leases for 2005 shall be apportioned between Seller and Buyer based on their respective periods of ownership during 2005. If, in 2006, Buyer receives a payment from a tenant under a Tenant Lease for percentage rent owed for 2005, then Buyer shall forward Seller’s pro rata share thereof to Seller not later than fifteen (15) days after Buyer’s receipt thereof.
               (ii) Not later than one hundred twenty (120) days after the Closing, Seller shall prepare and deliver to Buyer reconciliation statements for each tenant’s share of the obligations of Tenants for operating costs, taxes, insurance and other items required to be paid by Tenants according to the Tenant Leases (“Tenant Pass-Throughs”) for the portion of 2005 during which the Property was owned by Seller. In 2006, Buyer shall prepare reconciliation statements for each tenant’s share of the Tenant Pass-Throughs for the portion of 2005 during which the Property was owned by Buyer. Buyer shall then send each tenant the two reconciliation statements (or a consolidated reconciliation statement) and, if applicable, a bill in the amount of such tenant’s underpayment. If it is determined that Seller received less than its pro rata share of the Tenant Pass-Throughs for 2005, then Buyer shall pay Seller the amount owed Seller not later than fifteen (15) days after Buyer receives the tenant’s reconciliation payment for 2005. If it is determined that Seller received more than its pro rata share of the Tenant Pass-Throughs for 2005, then Seller shall pay Buyer the amount owed Buyer not later than fifteen (15) days after

Seller’s receipt of a written demand therefor from Buyer (which demand shall be accompanied by the reconciliation statement prepared by Buyer for 2005).
          (b) If on the Closing Date, any tenant is delinquent in the payment of rent or any other monetary obligations, such delinquent rent shall remain the property of Seller and no proration with respect thereto shall be made at Closing. Seller shall have the right to collect the same from such tenant, including the right to sue such tenant for nonpayment of rent provided that in no event may Seller maintain an unlawful detainer action or otherwise seek to terminate such tenant’s lease or disturb its possession thereunder. Any amounts received from a tenant after the Closing shall first be applied to the most current monthly rental obligations, then to any delinquent rental obligation arising after Closing, and then to the oldest receivable. If rents or any portion thereof received by Seller or Buyer after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum shall promptly be paid to the other party.
          (c) At Closing, Seller shall be charged the following:
               (i) prorated general real estate taxes and assessments;
               (ii) the Lease Holdback (if applicable);
               (iii) prorated charges for Service Contracts and any other obligations assumed by Buyer and any other operating expense items for which payments are made in arrears;
               (iv) prorated prepaid rents and other charges prepaid under the Tenant Leases;
               (v) security deposits held by Seller pursuant to the Tenant Leases;
               (vi) cost of the title examination and the Title Report;
               (vii) cost of the “CLTA portion” of the Policy and any endorsement thereto to insure over any title defect;
               (viii) cost of any county real estate transfer tax and conveyance fee, and one-half of any city transfer tax and conveyance fee;
               (ix) one-half (1/2) of the fees of the Escrow Agent;
               (x) all brokerage fees payable in connection with this transaction, as required by section 19 of this Agreement;
               (xi) all free rent, tenant improvement costs, tenant improvement allowances, brokerage commissions and other costs and expenses relating to the Tenant Leases which are Seller’s obligation under this Agreement; and
               (xii) Seller’s attorneys’ fees.

          (d) At Closing, Buyer shall be charged the following:
               (i) charges paid in advance by Seller for items assumed by Buyer pursuant to the express terms of this Agreement (it being agreed that Buyer shall in no event assume or be responsible for any of Seller’s insurance policies or the premiums therefor);
               (ii) cost of the Updated Survey;
               (iii) cost of recording the Deed and such other instruments as Buyer or the Title Company may consider necessary or desirable to be recorded;
               (iv) cost of the “ALTA portion” of the Policy and any endorsements (other than those which are Seller’s obligation under section 12(c)(ix) above) thereto requested by Buyer;
               (v) one-half (1/2) of any city transfer tax of conveyance fee;
               (vi) one-half (1/2) of the fees of the Escrow Agent;
               (vii) Buyer’s attorneys’ fees; and
               (viii) except as otherwise expressly provided herein, all fees and expenses associated with Buyer’s due diligence and other inspections of the Property.
     13. INSTRUMENTS OF CONVEYANCE AND OTHER DOCUMENTS.
          (a) No later than one (1) business day prior to the Closing Date, Seller shall fully and properly execute and deposit with Escrow Agent the following documents:
               (i) a grant deed (the “Deed”) and a separate statement (not to be recorded) declaring the documentary transfer tax due thereon, each in the forms of Schedule 13(a)(i), which is attached to and made a part of this Agreement;
               (ii) a bill of sale (the “Bill of Sale”) in the form of Schedule 13(a)(ii), which is attached to and made a part of this Agreement;
               (iii) an assignment of the Tenant Leases (the “Assignment of Leases”), in the form of Schedule 13(a)(iii), which is attached to and made a part of this Agreement, assigning to Buyer all of Seller’s right, title, and interest as lessor under the Tenant Leases;
               (iv) an assignment of the Service Contracts and the Intangible Property (the “Assignment of Service Contracts and Intangible Property”), in the form of Schedule 13(a)(iv), which is attached to and made a part of this Agreement, assigning to Buyer all of Seller’s right, title, and interest in and to the Service Contracts and the Intangible Property;
               (v) a counterpart settlement statement (the “Settlement Statement”) setting forth the Purchase Price and all amounts charged against Seller pursuant to section 12 of this Agreement;

               (vi) an affidavit in the form of Schedule 13(a)(vi), which is attached to and made a part of this Agreement and a California Form 593-W, each regarding the non-foreign status of Seller;
               (vii) a certificate of the Executive Director of STRS Ohio, authorizing the transactions contemplated hereby (“Seller’s Authorization”);
               (viii) a closing certificate (the “Seller’s Closing Certificate”) in the form of Schedule 13(a)(viii), which is attached to and made a part of this Agreement, stating that there is no material inaccuracy in representations and warranties of Seller contained in this Agreement and, in addition, that all such representations and warranties are true and correct in all material respects without exception as of the Closing Date as if made on and as of the Closing Date (or specifying in reasonable detail any exceptions that may then exist, provided that Seller shall not take any action or omit to take any action that would result in any such default or exception);
               (ix) a letter in a form reasonably acceptable to Buyer to each tenant identified on Schedule l(d) of this Agreement, stating that the Property has been conveyed to Buyer as of the Closing Date and advising each tenant that all future payments of rent and all other future correspondence regarding the Property should be delivered to Buyer (the “Tenant Letters”);
               (x) such reasonable and customary owner’s affidavit and indemnities for mechanics’ liens, in each case as may be required by the Title Company to issue the Policy;
               (xi) the Holdback Escrow Agreement (if applicable);
               (xii) such other or further instruments of conveyance, sale, assignment, certification, and transfer, and shall take or cause to be taken such other or further actions as Buyer or Escrow Agent may reasonably request to:
                    (1) vest, confirm, or evidence in Buyer title to all of the Property intended to be conveyed, sold, transferred, assigned, and delivered to Buyer under this Agreement; and.
                    (2) effectuate, in any other manner, the terms and conditions of this Agreement.
          (b) No later than one (1) business day prior to the Closing Date, Buyer shall fully execute and deposit with Escrow Agent the following documents and funds:
               (i) the Purchase Price, subject to the closing adjustments contemplated hereby;
               (ii) a certified resolution of the general partner of Buyer authorizing the transactions contemplated hereby (“Buyer’s Resolution”);
               (iii) a certificate (“Buyer’s Closing Certificate”) in the form of Schedule 13(b)(iii), which is attached to and made a part of this Agreement, stating that there is no material inaccuracy in representations and warranties of Buyer contained in this Agreement and, in addition, that all such representations and warranties are true and correct in all material respects without exception as of the Closing Date as if made on and as of the Closing Date (or specifying in reasonable detail any exceptions that may then exist, provided that Buyer shall not take any action or omit to take any action that would result in any such default or exception);
               (iv) a counterpart Settlement Statement setting forth the Purchase Price and all amounts applied on behalf of or charged against Buyer pursuant to section 12 of this Agreement;
               (v) the Holdback Escrow Agreement (if applicable); and
               (vi) such other or further instruments of conveyance, sale, assignment, certification, and transfer, and shall take or cause to be taken such other or further actions Escrow Agent may reasonably request to:
                    (1) vest, confirm, or evidence in Buyer title to all of the Property intended to be conveyed, sold, transferred, assigned, and delivered to Buyer under this Agreement; and
                    (2) effectuate, in any other manner, the terms and conditions of this Agreement.
     14. DELIVERY AND PAYMENT.
     Upon consummation of the transactions contemplated in this Agreement, Escrow Agent shall disburse funds and documents as follows:
          (a) To Seller:
               (i) a copy of the Settlement Statement;
               (ii) the Purchase Price, less amounts charged to Seller; and
               (iii) executed originals of the Buyer’s Resolution, the Buyer’s Closing Certificate, and the Holdback Escrow Agreement (if applicable).
          (b) To Buyer:
               (i) a copy of the Settlement Statement;
               (ii) a conformed copy of the recorded Deed;
               (iii) executed originals of the Bill of Sale, Assignment of Leases, Assignment of Service Contracts and Intangible Property, Seller’s Closing Certificate, the Holdback Escrow Agreement (if applicable) and the Tenant Letters and a copy of Seller’s Authorization;

               (iv) executed originals of all affidavits and other instruments deposited into escrow pending Closing;
               (v) the Policy; and
               (vi) the balance, if any, in the escrow account to the credit of Buyer by check payable to Buyer.
     Immediately after Closing, Seller shall deliver, or cause its property manager to deliver, to Buyer original executed copies of all Tenant Leases and Service Contracts, the original plans and specifications for the Improvements, building permits, certificates of occupancy, and such other certificates, licenses, and permits as may be necessary or desirable for operation of the Property, and the originals or photocopies of all books, accounts, and records relating to the Property and all keys, locks, security and safe codes, and other similar access items and information for the Property. Additionally, upon the Closing, Seller and Buyer shall jointly issue a press release announcing the sale of the Property.
     15. LEGAL AND EQUITABLE ENFORCEMENT OF THIS AGREEMENT.
          (a) Buyer’s Remedies. If the Closing fails to occur on account of Seller’s default under this Agreement, then as Buyer’s sole remedy for such default Buyer will be entitled either (1) to terminate this Agreement and receive the return of the Deposit and reimbursement of its reasonable out-of-pocket expenses incurred in connection with the transaction or this Agreement (including reasonable attorneys’ fees, consultants’ costs, and travel costs), provided, however, that in no event shall Seller’s liability under this subsection 15(a) exceed $100,000 or (2) to seek specific performance of this Agreement, without recovery of any amounts, fees, costs, expenses or damages of any kind except attorneys’ fees pursuant to section 29 below, by formally filing an action for specific performance with an appropriate court of competent jurisdiction within the thirty (30) day period immediately following such default by Seller and serving such action upon Seller within such thirty (30) day period. Buyer’s failure to timely file such action and serve Seller within such thirty (30) day period shall be deemed for all purposes to be Buyer’s irrevocable waiver of all rights to seek specific performance of this Agreement.
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH ABOVE IN THIS SECTION 15, BUYER HEREBY WAIVES ANY RIGHT TO ANY DAMAGES (WHETHER ACTUAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHERWISE AND WHETHER OR NOT THE REMEDY OF SPECIFIC PERFORMANCE IS AVAILABLE) OR ANY OTHER LEGAL OR EQUITABLE REMEDY (OTHER THAN THAT SPECIFIED ABOVE) THAT IT MAY OTHERWISE HAVE FOR SELLER’S DEFAULT.

INITIALS:	/s/ STEPHEN A. MITCHELL	/s/ CHARLES N. HAZEN

	SELLER	BUYER
          (b) Seller’s Remedy.
               (i) IF THE CLOSING FAILS TO OCCUR ON ACCOUNT OF BUYER’S DEFAULT UNDER THIS AGREEMENT, THEN, AS SELLER’S SOLE REMEDY FOR SUCH DEFAULT AND UPON WRITTEN NOTICE OF TERMINATION FROM

SELLER TO BUYER AND ESCROW AGENT, THE ESCROW AND THIS AGREEMENT SHALL TERMINATE (EXCEPT FOR THIS SECTION 15(B), AND ALL OTHER PROVISIONS WHICH EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT) AND SELLER SHALL RECEIVE LIQUIDATED DAMAGES AS PROVIDED IN THIS SECTION 15(B).
               (ii) THE PARTIES ACKNOWLEDGE AND AGREE THAT UPON BUYER’S DEFAULT, SELLER WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN. BUYER ACKNOWLEDGES AND AGREES THAT THE AMOUNT OF THE DEPOSIT BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER BY REASON OF FAILURE OF THE CLOSE OF ESCROW ON ACCOUNT OF BUYER’S DEFAULT, AND THE DEPOSIT IS NOT AN AMOUNT UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE (BUYER ACKNOWLEDGING AND AGREEING THAT BUYER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 15(C) AND SAID CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS CONSULTED WITH BUYER’S COUNSEL WITH RESPECT THERETO).

INITIALS:	/s/ STEPHEN A. MITCHELL	/s/ CHARLES N. HAZEN

	SELLER	BUYER
          (c) If either party elects to terminate this Agreement pursuant to this section 15, all documents previously deposited into escrow shall be returned to the party so depositing same and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. In the event that the Closing fails to occur on account of a default by either party, said party shall pay all cancellation charges and other fees payable to Escrow Agent and the Title Company.
     16. PROPERTY CONVEYED “AS-IS”; RELEASE OF SELLER.
          (a) Disclaimer of Representations and Warranties by Seller. Buyer acknowledges and agrees that, except as expressly set forth herein, Buyer is acquiring the Property in its “AS IS” condition, WITH ALL FAULTS, IF ANY, AND, EXCEPT AS EXPRESSLY SET FORTH HEREIN, WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED.
          (b) Sale “As Is”. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN NEITHER SELLER NOR ANY OF ITS AFFILIATES, AGENTS, SHAREHOLDERS, MEMBERS, PARTNERS, OFFICERS, PRINCIPALS, EMPLOYEES OR CONTRACTORS HAS MADE AND IS NOT NOW MAKING, AND BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON (DIRECTLY OR INDIRECTLY), ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (I) MATTERS OF

TITLE (OTHER THAN SELLER’S WARRANTY OF TITLE IMPLIED IN THE GRANT DEED TO BE DELIVERED AT CLOSING), (II) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF, (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (IV) WHETHER, AND TO THE EXTENT TO WHICH, THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (VII) ZONING OR OTHER ENTITLEMENTS, OR ANY LAND USE REGULATIONS WHATSOEVER, TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (VIII) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (IX) USAGES OF ADJOINING PROPERTY, (X) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (XI) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTIONS, SUITABILITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, (XII) ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, (XIII) THE PRESENCE OF HAZARDOUS SUBSTANCES (AS DEFINED BELOW) IN OR ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (XIV) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (XV) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (XVI) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE REAL PROPERTY, (XVII) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTY, (XVIII) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE.
     BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH HEREIN, BUYER HAS RELIED AND SHALL RELY SOLELY ON (I) BUYER’S OWN EXPERTISE AND THAT OF BUYER’S CONSULTANTS IN PURCHASING THE PROPERTY, AND (II) BUYER’S OWN KNOWLEDGE OF THE PROPERTY BASED SOLELY ON BUYER’S INVESTIGATIONS AND INSPECTIONS OF THE PROPERTY. THE TERMS AND CONDITIONS OF THIS SECTION SHALL EXPRESSLY SURVIVE THE CLOSING AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING

TO THE PROPERTY FURNISHED BY SELLER, ANY REAL ESTATE BROKER, CONTRACTOR, AFFILIATE, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS SECTION ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS SECTION.
          (c) Buyer Represented by Counsel. Buyer hereby represents and warrants to Seller that: (a) Buyer is not in a significantly disparate bargaining position in relation to Seller; (b) Buyer is represented by competent legal counsel in connection with the transaction contemplated by this Agreement; and (c) Buyer is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Buyer’s residence.
          (d) Buyer’s Release of Seller. Except for Seller’s representations, warranties and covenants expressly set forth herein, Buyer and anyone claiming by, through or under Buyer hereby waives its right to recover from and fully and irrevocably releases Seller and its employees, officers, directors, representatives, agents, servants, attorneys, affiliates, parent, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations in Seller’s behalf (“Released Parties”) from any and all claims, responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to (a) the condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be determined to be Hazardous Substances or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever, and (b) any information furnished by the Released Parties under or in connection with this Agreement; provided, however, the foregoing waiver and release shall not apply to and shall specifically exclude any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses, known or unknown, existing and future, incurred in connection with or relating to any claims (x) related to the Property accruing prior to the Closing Date that are made by third parties for personal injury, property damage or death, (y) based on any gross negligence or willful misconduct of Seller or its officers, directors, shareholders, agents, affiliates, employees and successors and assigns, or (z) made by third parties (including governmental authorities) against Buyer or its successors, assigns, agents or affiliates with respect to Hazardous Substances on, under, adjacent to or otherwise affecting the Property prior to Closing. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release to Seller. Buyer specifically waives the provision of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

/s/ CHARLES N. HAZEN

BUYER’S INITIALS
     In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to Buyer may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses.
          (e) Buyer’s Waiver of Objections. Buyer acknowledges that, as of the date of Closing, Buyer will have inspected the Property and observed its physical characteristics and existing conditions and will have had the opportunity to conduct such investigations and studies on and of said Property and adjacent areas as Buyer deems necessary, and, except as otherwise expressly provided in subsection 16(d) above, hereby waives any and all objections to or complaints regarding the Property and its condition, including, but not limited to, federal, state or common law based actions and any private right of action under state and federal law to which the Property is or may be subject, including, but not limited to, CERCLA, RCRA, physical characteristics and existing conditions, including, without limitation, structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property. Except as expressly provided in subsection 16(d) above, Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Substances or other contaminants, may not have been revealed by Buyer’s investigation.
     Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section. Seller and Buyer have each initialed this Section to further indicate their awareness and acceptance of each and every provision hereof.

/s/ STEPHEN A. MITCHELL	/s/ CHARLES N. HAZEN

SELLER’S INITIALS	BUYER’S INITIALS
          (f) Hazardous Substances Defined.For purposes of this Agreement, “Hazardous Substances” means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 6901 et seq.), as amended (“CERCLA”), or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.),

as amended (“RCRA”), or any other federal, state or local law, ordinance, rule or regulation applicable to the Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos, mold, lead or electromagnetic waves.
     17. SURVIVABILITY.
     Except for the rights and obligations of Seller and Buyer in sections 8, 12, 16, 17, 19, 22, 33 and 34 of this Agreement, and obligations of Buyer in subsections 5(c) and 5(d) of this Agreement, none of the rights and obligations of Buyer and Seller shall survive the Closing or the termination of this Agreement. Notwithstanding the foregoing sentence, the rights and obligations of Seller and Buyer in section 33 shall survive for a period of seventy (70) days after the Closing Date.
     18. NOTICES.
     All notices required to be given or delivered under this Agreement shall be in writing and shall be deemed validly given (a) immediately upon hand delivery, (b) on the date of confirmed delivery if delivered by courier or express service or by certified mail, return receipt requested, or (c) immediately upon the telephonically confirmed receipt of a facsimile transmission, addressed as follows:

If to Seller:	OTR
c/o The State Teachers Retirement System of Ohio
275 East Broad Street
Columbus, Ohio 43215
Attention: Director of Real Estate Assets
Telephone: 614-227-7800
Facsimile: 614-227-7847

with duplicate copy, separately mailed, to the same address,
Attention: Real Estate Counsel
Telephone: 614-227-7867
Facsimile: 614-227-7856

and a copy to:

Allen, Matkins, Leck, Gamble & Mallory LLP
525 South Figueroa Street, 7th floor
Los Angeles, CA 90071
Attention: Kevin A. Corbett
Telephone: 213-622-5555
Facsimile: 213-620-8816

If to Buyer:	Hines REIT Properties, L.P.
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000

Houston, Texas 77056-6118
Attention: Charles N. Hazen
Facsimile: (713)966-7851

and a copy to:

Hines Interests Limited Partnership
West Regional Office
101 California Street, Suite 1000
San Francisco, California 941 1 1
Attention: James Buie
Facsimile: (415)398-1442

and a copy to:

Hines Interests Limited Partnership
West Regional Office
101 California Street, Suite 1000
San Francisco, California 941 1 1
Attention: Lisa Lewis
Facsimile: (415)398-1442

and a copy to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention: Joel M. Overton, Jr.
Facsimile: (214) 661-4938
or to such other person or address as Seller or Buyer shall have given by notice as herein provided.
     19. BROKER’S COMMISSION.
     Except for Cornish & Carey Commercial (“Broker”), whose fees shall be paid pursuant to a separate agreement between Seller and Broker, Seller and Buyer each represent and warrant to the other that the warranting party has had no dealing with any other dealer, real estate agent, or broker so as to entitle such other dealer, agent, or broker to receive any commission or fee in connection with sale of the Property to Buyer. If a claim for such commission or fee shall be made, the party through whom such dealer, agent, or broker claims shall indemnify, defend, and save the other party harmless from and against any and all claims for any such commission or fee and from any attorneys’ fees and litigation or other expenses relating to any such claim.
     20. BINDING EFFECT.
     This Agreement shall benefit and bind the parties and the heirs, legal representatives, successors, and assigns of each of them.

     21. ASSIGNMENT.
     Notwithstanding the provisions of section 20 of this Agreement, this Agreement may not be assigned by Buyer without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, however, this Agreement and Buyer’s rights hereunder may be transferred and assigned without Seller’s consent to any entity or entities which are Affiliates (as hereinafter defined) of Buyer or of Hines Interests Limited Partnership, a Delaware limited partnership (“Hines”). In the case of any assignment of this Agreement by Buyer, (a) the original Buyer named herein shall remain liable for the performance of all of any successor Buyer’s obligations under this Agreement; (b) Seller shall incur no additional expense on account of any assignment; and (c) Buyer shall disclose the identity of such assignee to Seller and supply to Seller all information of such assignee as may be reasonably requested by Seller not later than three (3) business days prior the Closing. For purposes of this section 21, (x) the term “Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Hines, as the case may be, and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
     22. LIMITED LIABILITY.
     Buyer acknowledges and agrees that its recourse against Seller under this Agreement for a default by Seller hereunder occurring prior to the Closing is limited to the remedies set forth in Section 15(a) of this Agreement. In connection with any post-closing remedy which Buyer may have against Seller, such remedy shall be limited to actual damages incurred by Buyer not to exceed One Million Dollars ($1,000,000.00). In no event shall Buyer seek or attempt to obtain any recovery or judgment against any of Seller’s partners (or their constituent partners) or any director, officer, employee or shareholder of any of the foregoing. In no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, speculative, indirect or punitive damages.
     23. SECTION HEADINGS.
     All section headings and other titles and captions used in this Agreement are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.
     24. PRONOUNS.
     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the context and the identity of the person or persons may require.

     25. AGREEMENT IN COUNTERPARTS.
     This Agreement may be executed in counterparts and all such counterparts shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the same counterpart.
     26. GOVERNING LAW.
     This Agreement shall be governed by the laws of the State of California, without regard to its conflict of law principles.
     27. TIME OF THE ESSENCE; FAILURE TO ENFORCE NOT A WAIVER.
     Time is of the essence of this Agreement. Except as may be expressly provided in this Agreement, failure by Seller or Buyer to enforce any right shall not constitute a waiver thereof.
     28. SEVERABILITY.
     If any provision in this Agreement, or its application to any person or circumstance, is held to be invalid or unenforceable to any extent, that holding shall not affect the remainder of this Agreement or the application of that provision to persons or circumstances other than that to which it was held invalid or unenforceable.
     29. ATTORNEYS’ FEES.
     If any dispute between Seller and Buyer relating to the transactions contemplated in this Agreement should result in arbitration or litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection therewith, including, without limitation, reasonable attorneys’ fees and court costs.
     30. INTERPRETATION.
     The parties agree that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. If any of the dates specified in this Agreement falls on a Saturday, a Sunday or a day on which governmental offices or banks are closed in the State of California, then the date of such action shall be deemed to be extended to the next business day.
     31. FACSIMILE SIGNATURES.
     Any signature on this Agreement, or any amendment or modification thereof or any document or instrument signed by either of the parties in connection therewith, that is sent by facsimile shall be considered valid and binding. A party sending a facsimile signature shall on the same day send the executed document to Escrow Agent and to the other party hereto by mail, courier or overnight courier.

     32. EXPIRATION OF OFFER.
     When this Agreement is signed by Buyer, it shall constitute an offer to purchase the Property upon the terms and conditions set forth herein, which offer, unless extended by Buyer in a writing delivered to Seller or Seller’s agents, shall expire at 5 o’clock p.m. (Pacific Time), May 20, 2005, and may be accepted only by Seller delivering to Buyer a copy of this Agreement duly executed by Seller and containing on the first page the date of execution by Seller.
     33. COOPERATION WITH BUYER’S AUDITORS AND SEC FILING REQUIREMENTS.
     Prior to and after the Closing Date, Seller shall provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer (or Hines or an Affiliate of Hines) to allow Buyer’s auditor (Deloitte & Touche LLP or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for the year to date of the year in which the Closing occurs, plus up to the three (3) prior calendar years. Buyer shall be responsible for all out-of-pocket costs associated with this audit. Seller shall cooperate reasonably (at no cost to Seller) with Buyer’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Buyer’s auditor a letter of representation in the form attached as Schedule 33 hereto (the “Representation Letter”), and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after the Closing Date. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Buyer such financial and other information as may be reasonably required by Buyer or any Affiliate of Buyer to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.
     34. COOPERATION WITH BUYER IN THE EVENT OF CERTAIN DISPUTES WITH CALIFORNIA CASUALTY.
     If after the Closing Buyer becomes involved in a dispute with California Casualty Management Company in connection with that certain provision of its Tenant Lease relating to its rights to extend or renew the term of its Tenant Lease, Seller agrees to cooperate reasonably with Buyer, as reasonably necessary (at no material cost to Seller) in order to resolve such dispute. The provisions of this section 34 shall not be construed to limit or modify in any way the provisions of section 16 of this Agreement.
[signatures appear on following pages]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth at the beginning of this Agreement.

SELLER:

OTR,
an Ohio general partnership

By :	/s/ Stephen A. Mitchell

Stephen A. Mitchell,
Partner

[signatures continue on following pages]

BUYER:

HINES REIT PROPERTIES, L.P,
a Delaware limited partnership

By:	Hines Real Estate Investment Trust, Inc.,
a Maryland corporation, its general partner

	By:	/s/ Charles N. Hazen

	Name:	Charles N. Hazen

	Title:	President

[signatures continue on following page]

ACCEPTANCE OF ESCROW
     Receipt of an executed copy of the foregoing instrument is hereby acknowledged, and the undersigned hereby agrees to act as Escrow Agent in accordance with the foregoing agreement.

Dated 6/8/05		First American Title Insurance Company

Escrow No. NCE 1538655M	By :	/s/ Karen Matsunaga

Karen Matsunaga